Exhibit 4.1

THIS NOTE (AS DEFINED BELOW) IS ISSUED IN EXCHANGE FOR (WITHOUT ANY ADDITIONAL CONSIDERATION) that certain SECURED CONVERTIBLE PROMISSORY NOTE IN THE ORIGINAL PRINCIPAL AMOUNT OF $16,070,000.00 HAVING AN ORIGINAL ISSUE DATE OF December 11, 2025, pursuant to the terms and conditions of that exchange agreement dated as of June 30, 2026.

SECURED PROMISSORY NOTE

June 30, 2026	U.S. $8,000,000.00

FOR VALUE RECEIVED, Founder Group Limited, a British Virgin Islands company (“Borrower”), promises to pay to Streeterville Capital, LLC, a Utah limited liability company, or its successors or assigns (“Lender”), $8,000,000.00 and any interest, fees, charges, and late fees accrued hereunder on the date that is December 11, 2027 (the “Maturity Date”) in accordance with the terms set forth herein and to pay interest on the Outstanding Balance at the rate of six percent (6%) per annum simple interest from Effective Date until the same is paid in full. All interest calculations hereunder shall be computed on the basis of a 360-day year comprised of twelve (12) thirty (30) day months and shall be payable in accordance with the terms of this Note. This Secured Promissory Note (this “Note”) is issued and made effective as of the date set forth above (the “Effective Date”). This Note is issued pursuant to that certain Exchange Agreement dated as of the Effective Date, as the same may be amended from time to time, by and between Borrower and Lender (the “Exchange Agreement”). Certain capitalized terms used herein are defined in Attachment 1 attached hereto and incorporated herein by this reference.

1.	Payment; Prepayment.

1.1. Payment. All payments owing hereunder shall be in lawful money of the United States of America and delivered to Lender at the address or bank account furnished to Borrower for that purpose. All payments shall be applied first to (a) costs of collection, if any, then to (b) fees and charges, if any, then to (c) accrued and unpaid interest, and thereafter, to (d) principal.

1.2. Prepayment. Borrower may prepay all or any portion of this Note earlier than it is due. If Borrower exercises its right to prepay this Note, Borrower shall make payment to Lender of an amount in cash equal to 110% multiplied by the portion of the Outstanding Balance Borrower elects to prepay. Borrower will lose the right to prepay this Note if: (a) an Event of Default (as defined below) occurs hereunder; or (b) Borrower elects to prepay this Note and fails to do so on the date set forth in the prepayment notice sent to Lender.

2. Security. This Note is secured by the collateral set forth in the DACA (as defined in the Purchase Agreement), the Guaranty (as defined in the Purchase Agreement), and the Pledge Agreement (as defined in the Purchase Agreement). Borrower acknowledges and agrees that Lender is authorized to send a Lender Instruction Notice (as defined in the DACA) to the Bank (as defined in the DACA) directing the disposition of the funds held in the Deposit Account (as defined in the DACA): (a) upon the occurrence of an Event of Default; or (b) upon Lender’s receipt of a notice from Borrower pursuant to Section 4(vii) of the Purchase Agreement (or otherwise becoming aware of such an action described therein) if Lender believes in its sole discretion that the funds in the Deposit Account are threatened by the action described in the notice. Upon sending a Lender Instruction Notice, Lender will have the right without further notice or demand, to apply all or any portion of the funds held in the Deposit Account to offset the Outstanding Balance. In the event that funds held in the Deposit Account are applied by Lender to reduce the Outstanding Balance, the Outstanding Balance will be further reduced by an amount equal to the pro rata portion of the OID attributable to the amount being offset.

3. Redemptions. Beginning on the six (6) month anniversary of the Effective Date, Lender shall have the right, exercisable at any time and from time to time in its sole and absolute discretion, to redeem all or any portion of this Note by providing written notice to Borrower (each, a “Redemption Notice”). Upon receipt of a Redemption Notice, Borrower shall pay the applicable redemption amount to Lender in immediately available funds within two (2) Trading Days.

4. Events of Default and Remedies.

4.1. Events of Default. The following are events of default under this Note (each, an “Event of Default”): (a) Borrower fails to pay any principal, interest, fees, charges, or any other amount when due and payable hereunder; (b) a receiver, trustee or other similar official shall be appointed over Borrower or a material part of its assets and such appointment shall remain uncontested for twenty (20) days or shall not be dismissed or discharged within sixty (60) days; (c) Borrower becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due; (d) Borrower makes a general assignment for the benefit of creditors; (e) Borrower files a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); (f) an involuntary bankruptcy proceeding is commenced or filed against Borrower; (g) Borrower fails to observe or perform any covenant set forth in Section 4 of the Purchase Agreement; (h) the occurrence of a Fundamental Transaction without Lender’s prior written consent; (i) the Ordinary Shares are not listed or quoted for trading on Nasdaq or NYSE; (j) trading in the Ordinary Shares is suspended, halted, chilled, frozen, reaches zero bid or otherwise ceases trading on Borrower’s principal trading market; (k) Borrower receives notice from Nasdaq that the Ordinary Shares are being entered into delisting protocol; (l) Borrower or any pledgor, trustor, or guarantor of this Note defaults or otherwise fails to observe or perform any covenant, obligation, condition or agreement of Borrower or such pledgor, trustor, or guarantor contained herein or in any other Transaction Document (as defined in the Purchase Agreement), other than those specifically set forth in this Section 4.1 and Section 4 of the Purchase Agreement; (m) any representation, warranty or other statement made or furnished by or on behalf of Borrower or any pledgor, trustor, or guarantor of this Note to Lender herein, in any Transaction Document, or otherwise in connection with the issuance of this Note is false, incorrect, incomplete or misleading in any material respect when made or furnished; (n) Borrower effectuates a reverse split, ratio change or other similar event with respect to its Ordinary Shares without twenty (20) Trading Days prior written notice to Lender; (o) any money judgment or writ is entered or granted on a final, non-appealable basis against Borrower or any subsidiary of Borrower or any of its property or other assets for more than $500,000.00, and shall remain unvacated, unbonded or unstayed for a period of twenty (20) calendar days unless otherwise consented to by Lender; (p) a non-management supported preliminary proxy is filed against Borrower; or (q) Borrower, any subsidiary of Borrower, or any pledgor, trustor, or guarantor of this Note breaches any covenant or other term or condition contained in any Other Agreements.

4.2. Default Remedies. At any time and from time to time following the occurrence of any Event of Default, Lender may accelerate this Note by written notice to Borrower, with the Outstanding Balance becoming immediately due and payable in cash at the Mandatory Default Amount. Notwithstanding the foregoing, at any time following the occurrence of any Event of Default, Lender may, at its option, elect to increase the Outstanding Balance by applying the Default Effect (subject to the limitation set forth below) via written notice to Borrower without accelerating the Outstanding Balance, in which event the Outstanding Balance shall be increased as of the date of the occurrence of the applicable Event of Default pursuant to the Default Effect, but the Outstanding Balance shall not be immediately due and payable unless so declared by Lender (for the avoidance of doubt, if Lender elects to apply the Default Effect pursuant to this sentence, it shall reserve the right to declare the Outstanding Balance immediately due and payable at any time and no such election by Lender shall be deemed to be a waiver of its right to declare the Outstanding Balance immediately due and payable as set forth herein unless otherwise agreed to by Lender in writing). Lender may only apply the Default Effect up to three (3) separate times. Notwithstanding the foregoing, upon the occurrence of any Event of Default described in clauses (b) – (f) of Section 4.1, an Event of Default will be deemed to have occurred and the Outstanding Balance as of the date of the occurrence of such Event of Default shall become immediately and automatically due and payable in cash at the Mandatory Default Amount, without any written notice required by Lender for the Event of Default to become an Event of Default. At any time following the occurrence of any Event of Default, upon written notice given by Lender to Borrower, interest shall accrue on the Outstanding Balance beginning on the date the applicable Event of Default occurred at an interest rate equal to the lesser of eighteen percent (18%) per annum or the maximum rate permitted under applicable law (“Default Interest”). In connection with acceleration described herein, Lender need not provide, and Borrower hereby waives, any presentment, demand, protest or other notice of any kind, and Lender may immediately and without expiration of any grace period enforce all its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Lender at any time prior to payment hereunder and Lender shall have all rights as a holder of the Note until such time, if any, as Lender receives full payment of this Note. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon. Nothing herein shall limit Lender’s right to pursue any other remedies available to it at law or in equity.

5. Unconditional Obligation; No Offset. Borrower acknowledges that this Note is an unconditional, valid, binding, and enforceable obligation of Borrower not subject to offset, deduction or counterclaim of any kind. Borrower hereby waives any rights of offset it now has or may have hereafter against Lender, its successors, and assigns, and agrees to make the payments called for herein in accordance with the terms of this Note.

6. Waiver. No waiver of any provision of this Note shall be effective unless it is in the form of a writing signed by the party granting the waiver. No waiver of any provision or consent to any prohibited action shall constitute a waiver of any other provision or consent to any other prohibited action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver or consent in the future except to the extent specifically set forth in writing.

7. Governing Law; Venue. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of Utah, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah. The provisions set forth in the Purchase Agreement to determine the proper venue for any disputes are incorporated herein by this reference.

8. Arbitration of Disputes. By its issuance or acceptance of this Note, each party agrees to be bound by the Arbitration Provisions (as defined in the Purchase Agreement) set forth as an exhibit to the Purchase Agreement.

9. Cancellation. After repayment, prepayment or redemption of the entire Outstanding Balance, this Note shall be deemed paid in full, shall automatically be deemed canceled, and shall not be reissued.

10. Amendments. The prior written consent of both parties hereto shall be required for any change or amendment to this Note.

11. Assignments. Borrower may not assign this Note without the prior written consent of Lender. This Note may be offered, sold, assigned, or transferred by Lender without the consent of Borrower, so long as such transfer is in accordance with applicable federal and state securities laws.

12. Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with the subsection of the Purchase Agreement titled “Notices.”

13. Liquidated Damages. Lender and Borrower agree that in the event Borrower fails to comply with any of the terms or provisions of this Note, Lender’s damages would be uncertain and difficult (if not impossible) to accurately estimate. Accordingly, Lender and Borrower agree that any fees, balance adjustments, Default Interest or other charges assessed under this Note are not penalties but instead are intended by the parties to be, and shall be deemed, liquidated damages (under Lender’s and Borrower’s expectations that any such liquidated damages will tack back to December 11, 2025 for purposes of determining the holding period under Rule 144). Therefore, no additional penalty claims, lost profits or liquidated damages shall be claimed more than agreed liquidated damage amounts under this Note.

14. Severability. If any part of this Note is construed to be in violation of any law, such part shall be modified to fully achieve the objective of Borrower and Lender permitted by law and the balance of this Note shall remain in full force and effect.

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IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed as of the Effective Date.

BORROWER:

Founder Group Limited

By:	/s/ Lee Seng Chi
Lee Seng Chi, Chief Executive Officer

ACKNOWLEDGED, ACCEPTED AND AGREED:

LENDER:

Streeterville Capital, LLC

By:	/s/ John Fife
John Fife, President

[Signature Page to Secured Promissory Note]

ATTACHMENT 1

DEFINITIONS

For purposes of this Note, the following terms shall have the following meanings:

A1. “Default Effect” means multiplying the Outstanding Balance as of the date the applicable Event of Default occurred by ten percent (10%) and then adding the resulting product to the Outstanding Balance as of the date the applicable Event of Default occurred, with the sum of the foregoing then becoming the Outstanding Balance under this Note as of the date the applicable Event of Default occurred.

A2. “Fundamental Transaction” means that (a) (i) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, consolidate or merge with or into (whether or not Borrower or any of its subsidiaries is the surviving corporation) any other person or entity, (ii) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its respective properties or assets to any other person or entity, (iii) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, allow any other person or entity to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the total voting power of Borrower (not including any shares of voting stock of Borrower held by the person or persons making or party to, or associated or affiliated with the persons or entities making or party to, such purchase, tender or exchange offer), (iv) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other person or entity whereby such other person or entity acquires more than 50% of the total voting power of Borrower (not including any shares of voting stock of Borrower held by the other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock or share purchase agreement or other business combination), (v) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, reorganize, recapitalize or reclassify the Ordinary Shares or any other class of equity, other than an increase in the number of authorized shares of Borrower’s Ordinary Shares or any other class of equity, (vi) Borrower transfers any material asset to any subsidiary, affiliate, person or entity under common ownership or control with Borrower, or (vii) Borrower pays or makes any monetary or non-monetary dividend or distribution to its shareholders; or (b) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the total voting power represented by issued and outstanding voting stock of Borrower. For the avoidance of doubt, Borrower or any if its subsidiaries entering into a definitive agreement that contemplates a Fundamental Transaction will be deemed to be a Fundamental Transaction unless such agreement contains a closing condition that this Note is repaid in full upon consummation of the transaction.

A3. “Mandatory Default Amount” means the Outstanding Balance following the application of the Default Effect.

A4. “OID” means the original issue discount applied to the initial principal balance of the Original Note.

A5. “Ordinary Shares” means Borrower’s Class A ordinary shares, no par value per share.

A6. “Original Note” means that certain Secured Convertible Promissory Note in the original principal amount of $16,070,000.00 issued by Borrower in favor of Lender on December 11, 2025.

A7. “Other Agreements” means, collectively, (a) all existing and future agreements and instruments between, among or by Borrower (or a subsidiary), on the one hand, and Lender (or an affiliate), on the other hand, and (b) any financing agreement or a material agreement that affects Borrower’s ongoing business operations.

A8. “Outstanding Balance” means as of any date of determination, the outstanding balance of this Note as reduced or increased, as the case may be, pursuant to the terms hereof for payment, offset, or otherwise, plus accrued but unpaid interest, collection and enforcements costs (including attorneys’ fees) incurred by Lender, transfer, stamp, issuance and similar taxes and any other fees or charges incurred under this Note.

A9. “Purchase Agreement” means that Securities Purchase Agreement dated December 11, 2025 by and between Borrower and Lender pursuant to which the Original Note was issued.

A10. “Trading Day” means any day on which Nasdaq (or such other principal market for the Ordinary Shares) is open for trading. For the avoidance doubt, Trading Day means all trades occurring on a given calendar day, including pre- and post-market trading on such day.

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